February 5, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated January 29, 2016, of Elite Pharmaceuticals, Inc. and are in agreement with statements contained in the second through fourth paragraphs of Item 4.01 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Demetrius Berkower LLC

Demetrius Berkower LLC

Wayne Plaza II, 155 Route 46, Wayne, NJ 07470-6831 • P (973) 812-0100 • F (973) 812-0750

517 Route One, Iselin, NJ 08830 • P (732) 781-2712 • F (732) 781-2732

www.demetriusberkower.com

A PCAOB REGISTERED FIRM

New Jersey • California

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